Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The First Quarter 2020

HOUSTON, May 7, 2020 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended March 31, 2020.

First Quarter 2020 Highlights

  Net loss of $28.2 million, or $7.53 per share.
  Adjusted net loss, as defined below, of $10.6 million, or $2.82 per share.
  Adjusted EBITDA, as defined below, of $5.1 million.
  Net debt, excluding finance leases and net of deferred financing costs, of $128.9 million.
  Marketed fleet utilization of 66%.
  Fully burdened margin of $5,175 per day.

In the first quarter of 2020, the Company reported revenues of $38.5 million, a net loss of $28.2 million, or $7.53 per share, adjusted net loss (defined below) of $10.6 million, or $2.82 per share, and adjusted EBITDA (defined below) of $5.1 million. These results compare to revenues of $60.4 million, a net loss of $2.4 million, or $0.63 per share, adjusted net income of $2.9 million, or $0.76 per share, and adjusted EBITDA of $15.8 million in the first quarter of 2019, revenues of $45.3 million, a net loss of $35.0 million, or $9.32 per share, an adjusted net loss of $7.7 million, or $2.04 per share, and adjusted EBITDA of $7.2 million in the fourth quarter of 2019.

Chief Executive Officer Anthony Gallegos commented, "The COVID-19 pandemic began to impact our operating rig count and results of operations late in the first quarter of 2020. The historic declines in oil demand and prices during March negatively impacted rig demand as evidenced by the significant decline in active drilling rigs working in North America. The pandemic and its effects are causing a rapid and substantial reduction in drilling activity which we expect will continue to play out throughout the second quarter of 2020 and beyond until economic activity rebounds and oil supply and demand fundamentals improve. In line with this view, the Company took actions beginning in March to reduce its cost structure through reducing headcount, salary, and other elements of compensation for all personnel and other initiatives including reducing planned capital expenditures and elimination of executive management and board positions.

As the impacts of the pandemic continue to play out, we currently estimate that we will exit the second quarter of 2020 with six rigs contracted, and because we cannot estimate the duration and ultimate impact of the COVID-19 pandemic, additional reductions in our operating rig count are possible as contracts on operating rigs expire during the back half of 2020. In this uncertain environment, we are focused on the safety of our workforce, exceeding our customers' expectations, and maximizing our available financial liquidity opportunities."

Quarterly Operational Results

In the first quarter of 2020, the Company's marketed fleet operated at 66% utilization and recorded 1,738 revenue days, compared to 95% utilization and 2,728 revenue days in the first quarter of 2019, and 77% utilization and 1,984 revenue days in the fourth quarter of 2019.

Operating revenues in the first quarter of 2020 totaled $38.5 million, compared to $60.4 million in the first quarter of 2019 and $45.3 million in the fourth quarter of 2019. Revenue per day in the first quarter of 2020 was $19,823, compared to $20,755 in the first quarter of 2019 and $20,241 in the fourth quarter of 2019. Sequential revenue per day declines were driven by lower dayrates on contract renewals.

Operating costs in the first quarter of 2020 totaled $30.2 million, compared to $39.3 million in the first quarter of 2019 and $33.9 million in the fourth quarter of 2019. Fully burdened operating costs were $14,648 per day in the first quarter of 2020, compared to $13,302 in the first quarter of 2019 and $14,707 in the fourth quarter of 2019. Sequential increases from the first quarter of 2019 in per day operating cost were primarily attributable to increased labor costs associated with inefficiencies and transitory downtime resulting from rig releases and the reduction of operating rigs during the first quarter of 2020.

Fully burdened rig operating margins in the first quarter of 2020 were $5,175 per day, compared to $7,453 per day in the first quarter of 2019 and $5,534 per day in the fourth quarter of 2019.

Selling, general and administrative expenses in the first quarter of 2020 were $3.8 million (including $0.6 million of non-cash stock-based compensation), compared to $4.5 million (including $0.4 million of non-cash stock-based compensation) in the first quarter of 2019 and $4.7 million (including $0.5 million of non-cash stock-based compensation) in the fourth quarter of 2019. Included in selling, general and administrative costs during the fourth quarter of 2019 was a $0.5 million (or $0.01 per share) charge associated with a bad debt reserve placed upon a receivable relating to a 2018 contract for which the collection process has not yet been completed. Excluding this charge, selling general and administrative expenses in the fourth quarter of 2019 were $4.2 million (including $0.5 million of non-cash stock-based compensation expense). Sequential decreases in selling, general and administrative expenses were associated with lower cash incentive compensation accruals and lower travel, training and professional fees in the first quarter of 2020.

Severance expenses of $1.1 million were recorded in the first quarter of 2020 in connection with the Company's cost reduction measures instituted in response to the COVID-19 pandemic and current deteriorating market conditions. Severance and merger-related expenses of $1.1 million were recorded in the first quarter of 2019 primarily comprised of severance, professional fees and other merger-related expenses.

Impairment Charge

During the first quarter of 2020, the Company recorded impairments totaling $16.6 million relating primarily to the remaining assets on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale.

Drilling Operations Update

The Company exited the first quarter 2020 with 17 rigs earning revenues under drilling contracts and expects to exit the second quarter with six rigs earning revenues under drilling contracts. The Company's backlog of drilling contracts with original terms of six months or longer was $26.4 million as of March 31, 2020, representing 3.58 rig years of activity. All of this backlog is expected to be realized during the remainder of 2020.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2020, before asset sales and recoveries is $7.5 million, representing a $2.7 million reduction from its original annual budget. Cash outlays for capital expenditures in the first quarter of 2020, net of asset sales and recoveries, of $8.4 million, included the cash flow impact of a $5.3 million reduction in accounts payable compared to year end.

As of March 31, 2020, the Company had cash on hand of $9.8 million, a borrowing base of $20.1 million under its revolving credit facility based upon eligible accounts receivable with $8.6 million of availability remaining, and $130 million principal amount outstanding under its term loan. The term loan includes a committed $15 million accordion that remains undrawn and currently available to the Company. Looking forward, the Company expects availability under its revolving line of credit to deteriorate during the remainder of 2020 with lower activity levels reducing the eligible accounts receivable collateral balance that is used to determine availability. The Company also expects it will need to draw on its term loan accordion during 2020 to support operations and fund other non-operating expenses. In light of the unprecedented declines in industry conditions, uncertain macro-economics, lack of capital market availability for micro-cap companies in the U.S. land oil field services industry and after assessing the Company's liquidity requirements and available sources of liquidity to fund operations, on April 27, 2020, the Company applied for and received a $10 million loan issued pursuant to the Payroll Protection Program (PPP) under the CARES Act, which will be used to fund permitted expenses under the CARES Act.

Conference Call Details

A conference call for investors will be held today, May 7, 2020, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2020 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10143627. The replay will be available until May 14, 2020.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$ 9,753	$ 5,206
Accounts receivable, net	26,893	35,834
Inventories	1,181	2,325
Assets held for sale	5,014	8,740
Prepaid expenses and other current assets	4,803	4,640
Total current assets	47,644	56,745
Property, plant and equipment, net	437,505	457,530
Other long-term assets, net	2,754	2,726
Total assets	$ 487,903	$ 517,001
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 3,268	$ 3,685
Accounts payable	14,981	22,674
Accrued liabilities	12,958	16,368
Merger consideration payable to an affiliate	2,932	3,022
Current portion of contingent consideration	2,814	2,814
Total current liabilities	36,953	48,563
Long-term debt (2)	145,291	134,941
Deferred income taxes, net	610	652
Other long-term liabilities	1,198	1,249
Total liabilities	184,052	185,405
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 50,000,000 shares authorized; 3,888,137 and 3,876,196 shares issued, respectively, and 3,809,548 and 3,812,050 shares outstanding, respectively	38	38
Additional paid-in capital	506,375	505,831
Accumulated deficit	(198,649)	(170,426)
Treasury stock, at cost, 78,589 shares and 64,146 shares, respectively	(3,913)	(3,847)
Total stockholders' equity	303,851	331,596
Total liabilities and stockholders' equity	$ 487,903	$ 517,001

(1)	Current portion of long-term debt relates to the current portion of finance lease obligations.
(2)	As of March 31, 2020, and December 31, 2019, long-term debt includes $6.7 million and $7.5 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019

Revenues	$ 38,494	$ 60,358	$ 45,292
Costs and expenses
Operating costs	30,229	39,333	33,881
Selling, general and administrative	3,761	4,545	4,743
Severance and merger-related expenses	1,076	1,081	10
Depreciation and amortization	11,516	11,313	11,529
Asset impairment (insurance recoveries), net	16,619	2,018	25,909
(Gain) loss on disposition of assets, net	(46)	3,220	1,440
Total cost and expenses	63,155	61,510	77,512
Operating loss	(24,661)	(1,152)	(32,220)
Interest expense	(3,604)	(3,761)	(3,502)
Loss before income taxes	(28,265)	(4,913)	(35,722)
Income tax benefit	(42)	(2,540)	(712)
Net loss	$ (28,223)	$ (2,373)	$ (35,010)

Loss per share:
Basic and Diluted	$ (7.53)	$ (0.63)	$ (9.32)

Weighted average number of common shares outstanding:
Basic and Diluted	3,750	3,785	3,755

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities
Net loss	$ (28,223)	$ (2,373)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	11,516	11,313
Asset impairment (insurance recoveries), net	16,619	2,018
Stock-based compensation	570	387
(Gain) loss on disposition of assets, net	(46)	3,220
Deferred income taxes	(42)	(2,540)
Amortization of deferred financing costs	204	203
Bad debt expense (recovery)	16	(45)
Changes in operating assets and liabilities
Accounts receivable	8,925	(105)
Inventories	(27)	(45)
Prepaid expenses and other assets	(462)	843
Accounts payable and accrued liabilities	(5,959)	(5,271)
Net cash provided by operating activities	3,091	7,605

Cash flows from investing activities
Purchases of property, plant and equipment	(9,139)	(10,832)
Proceeds from the sale of assets	628	536
Proceeds from insurance claims	-	1,000
Collection of principal on note receivable	145	-
Net cash used in investing activities	(8,366)	(9,296)

Cash flows from financing activities
Borrowings under Revolving Credit Facility	11,038	2,403
Repayments under Revolving Credit Facility	(38)	-
Common stock issuance costs	-	(177)
Purchase of treasury stock	(66)	-
RSUs withheld for taxes	(26)	-
Financing costs paid under Term Loan Facility	-	(5)
Financing costs paid under Revolving Credit Facility	-	(12)
Payments for finance lease obligations	(1,086)	(216)
Net cash provided by financing activities	9,822	1,993
Net increase in cash and cash equivalents	4,547	302

Cash and cash equivalents
Beginning of period	5,206	12,247
End of period	$ 9,753	$ 12,549

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 3,541	$ 3,514
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (5,285)	$ (1,753)
Additions to property, plant and equipment through finance leases	$ 55	$ 520
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$ (204)	$ -
Transfer of assets from held and used to held for sale	$ -	$ (2,285)

The following table provides various financial and operational data for the Company's operations for the three months ending March 31, 2020 and 2019 and December 30, 2019. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended
	March 31,	March 31,	December 31,
	2020	2019	2019

Number of marketed rigs end of period(1)	29	32	29
Rig operating days(2)	1,738	2,728	1,984
Average number of operating rigs(3)	19.1	30.3	21.6
Rig utilization (4)	66%	95%	77%
Average revenue per operating day (5)	$ 19,823	$ 20,755	$ 20,241
Average cost per operating day(6)	$ 14,648	$ 13,302	$ 14,707
Average rig margin per operating day	$ 5,175	$ 7,453	$ 5,534

(1)

Number of marketed rigs as of March 31, 2020 decreased by three rigs as compared to the number of marketed rigs as of March 31, 2019.  Marketed rigs exclude idle rigs that will not be reactivated until upgrades or conversions are complete.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.
(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $4.0 million, $2.7 million and $4.5 million during the three months ended March 31, 2020 and 2019, and December 30, 2019, respectively, and (ii) revenues associated with the amortization of intangible revenue acquired in the Sidewinder merger of $1.0 million during the three months ended March 31, 2019.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.0 million, $2.7 million and $4.5 million during the three months ended March 31, 2020 and 2019, and December 30, 2019, respectively and (ii) overhead costs expensed due to reduced rig upgrade activity of $0.6 million and $0.3 million and zero during the three months ended March 31, 2020 and 2019, and December 30, 2019, respectively.

Non-GAAP Financial Measures

Adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net (Loss) Income:

	(Unaudited)
	Three Months Ended
	March 31,		March 31,		December 31,
	2020		2019		2019
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (28,223)	$ (7.53)	$ (2,373)	$(0.63)	$(35,010)	$ (9.32)
Add back:
Asset impairment (insurance recoveries), net (1)	16,619	4.43	2,018	0.52	25,909	6.90
(Gain) loss on disposition of assets, net(2)	(46)	(0.01)	3,220	0.84	1,440	0.38
Intangible revenue(3)	-	-	(1,033)	(0.27)	-	-
Severance and merger-related expenses(4)	1,076	0.29	1,081	0.28	10	-
Adjusted net (loss) income	$ (10,574)	$ (2.82)	$ 2,913	$ 0.76	$ (7,651)	$ (2.04)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31,	March 31,	December 31,
	2020	2019	2019
(in thousands)
Net loss	$ (28,223)	$ (2,373)	$ (35,010)
Add back:
Income tax benefit	(42)	(2,540)	(712)
Interest expense	3,604	3,761	3,502
Depreciation and amortization	11,516	11,313	11,529
Asset impairment (insurance recoveries), net(1)	16,619	2,018	25,909
EBITDA	3,474	12,179	5,218
(Gain) loss on disposition of assets, net(2)	(46)	3,220	1,440
Stock-based compensation	570	387	486
Intangible revenue(3)	-	(1,033)	-
Severance and merger-related expenses(4)	1,076	1,081	10
Adjusted EBITDA	$ 5,074	$ 15,834	$ 7,154

(1)

In the first quarter of 2020, we recorded impairments totaling $16.6 million relating primarily to the remaining assets on rigs removed from our marketed fleet, as well as certain other component equipment, inventory and assets held for sale. In the first quarter of 2019, we recorded an impairment to assets held for sale of $2.0 million to reflect the proceeds received when these assets were sold at auction. In the fourth quarter of 2019, we recorded impairments totaling $25.9 million relating primarily to our decision to remove rigs from our marketed fleet, as well as a plan to sell or otherwise dispose of rigs and related component equipment, much of which was acquired in connection with the Sidewinder merger.

(2)

In the first quarter of 2020, and the fourth quarter of 2019, we recorded a gain and loss, respectively, on the disposition of miscellaneous drilling equipment in the respective quarter.  In the first quarter of 2019 we recorded a loss on the disposition of assets of $3.2 million primarily related to the sale of certain surplus assets, acquired in the Sidewinder merger, at auctions during the quarter.

(3)	In the first quarter of 2019 we amortized $1.0 million of intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.
(4)

Severance expenses of $1.1 million were recorded in the first quarter of 2020 in connection with our cost reduction measures instituted in response to the COVID-19 pandemic and current deteriorating market conditions.  Severance and merger-related expenses of $1.1 million were recorded in the first quarter of 2019 primarily comprised of severance, professional fees and other Sidewinder merger-related expenses.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211